EXHIBIT 99.2

FOR IMMEDIATE RELEASE:	NEWS
May 8, 2012	Nasdaq: EVOL

Evolving Systems Declares Special Dividend of $1.70 Per Share

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today announced it will distribute approximately $19.3 million in cash to stockholders in the form of a $1.70 per share, one-time special dividend.  The special dividend will be payable on May 29, 2012. If a stockholder sells their shares before May 30, 2012, the stockholder will have to relinquish the dividend to the buyer.

“This will be our second special dividend paid in 2012, underscoring the Board of Directors’ commitment to return value to stockholders,” said Thad Dupper, Chairman and CEO.  “Our two special dividends, combined with regular quarterly dividends we began paying in 2010, bring the total cash returned to stockholders to $4.05 per share, or over $45.0 million.  At the same time we continue to invest in product development and other growth initiatives and maintain a strong, debt-free balance sheet.”

As of the first quarter ended March 31, 2012, Evolving Systems had cash and cash equivalents combined with long-term investments in marketable debt securities that totaled $31.0 million.

Evolving Systems encourages stockholders to contact their brokers in order to understand the Nasdaq rules and regulations regarding the effect of selling shares of Evolving Systems common stock on their eligibility to receive the dividend.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 50 network operators in over 40 countries worldwide.  The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s plans to pay a special dividend; the Company’s cash and marketable securities balance; sufficiency of cash to support growth initiatives; and balance sheet strength are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 30, 2012, as well as other SEC filings, including Forms 10-Q, 10-Q/A, 8-K and press releases.

CONTACT:

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com